CONSENT OF COUNSEL

AIM Counselor Series Trust

We hereby consent to the use of our name and to the reference to our firm under the caption “Other Service Providers—Legal Counsel” in the Statement of Additional Information for the retail classes of AIM Advantage Health Sciences Fund, and the Statement of Additional Information for the retail and institutional classes of AIM Multi-Sector Fund which are included in Post-Effective Amendment No. 17 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-36074), and Amendment No. 18 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09913), on Form N-1A of AIM Counselor Series Trust.

/s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP
Ballard Spahr Andrews & Ingersoll, LLP

Philadelphia, Pennsylvania

November 24, 2004